CONFIDENTIAL AND PROPRIETARY

HIMCO VARIABLE INSURANCE TRUST

Policy and Procedures Regarding Code of Ethics

The above referenced trust (the “Trust”), which is an open-end investment company consisting of separate investment portfolios (each such portfolio referred to herein as a “Fund” and collectively as the “Funds”) (including any future Funds) has adopted the following procedures regarding its code of ethics, as well as the codes of ethics of the principal underwriter (the “Principal Underwriter”) and investment adviser (the “Adviser”) to the Funds.

Rule

Investment Company Act of 1940, as amended (the “1940 Act”)

•                  Rule 17j-1, Personal Investment Activities of Investment Company Personnel

Compliance Policy

In accordance with the 1940 Act, and the regulations thereunder, the Funds must adopt and administer a code of ethics. The Principal Underwriter and the Adviser have each adopted separate codes of ethics in compliance with the rule.

The Funds’ Code of Ethics and Insider Trading policy (the “Code”) is based upon the principle that the officers of the Funds, and other designated persons (“Access Persons” or “Supervised Persons”) owe a fiduciary duty to the Funds to conduct their affairs, including their personal securities transactions, in such manner to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Funds, and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

Requirements of the Code

•                  The Code establishes policies and procedures to monitor personal trading activities of Access Persons as well as policies and procedures reasonably designed to prevent insider trading and the misuse of material nonpublic information.

•                  Each Access Person receives a copy of the Code upon determination of their status as an Access Person and is required to complete: training regarding the Code, an Initial Certification and a listing of all Reportable Securities currently owned in which (s)he has a direct or indirect beneficial ownership, and any or all brokerage accounts in which (s)he has a direct or indirect beneficial ownership.

•                  At the end of every calendar year, every Access Person completes an Annual Certification and a listing of all Reportable Securities currently owned in which (s)he has a direct or indirect beneficial ownership, and any or all brokerage accounts in which (s)he has a direct or indirect beneficial ownership which is required to be submitted to HIMCO Compliance within 45 days of the end of the year.

•                  The reporting of personal securities transactions at the end of every quarter is discussed in the Code, which requires Access Persons to submit quarterly reports to HIMCO

Compliance within 30 days of the end of each quarter and to receive prior written approval before purchasing initial public offerings and limited offerings, as defined in the Code.

•                  The Code also establishes policies and procedures to monitor supervised persons who in their regular functions and duties at The Hartford are not involved in making, participating in, or having information regarding the purchase or sale of securities by the Funds or nonpublic information about the portfolio holdings of the Funds, or being involved in making securities recommendations to the Funds.

•                  Access Persons and Supervised Persons may not engage in any transaction in shares of any mutual fund (including non-Hartford sponsored mutual funds), which is in violation of:

•                  Rule 22c-1 under the Investment Company Act of 1940 (e.g., pricing rules); or

•                  The market-timing policy outlined in the prospectus for the fund (or by the prospectus for a variable product investing in the fund) or by The Hartford Investment and Savings Plan.

•                  Acceptance of all gifts by Access Persons or Supervised Persons must be in accordance with The Hartford’s Code of Ethics and Business Conduct.

The Code applies to all officers of the Funds.  The Board of Trustees of the Funds, including a majority of trustees who are not interested persons, must approve the Code, as well as any material changes to the Code.

Reporting

The Code requires each Access Person to provide an initial holdings report, quarterly activity reports and an annual holdings report of Reportable Securities. These reports are reviewed by HIMCO Compliance.

At least annually, the Funds, the Adviser, any sub-adviser(s) and the Principal Underwriter must furnish the Board with a written report that describes any issues arising under their applicable codes of ethics since the last report to the Board, including information about material violations. The reports must also certify that each entity has adopted procedures reasonably necessary to prevent Access Persons from violating their applicable codes of ethics.

Training

All new Access Persons receive training regarding the Code and all other Access Persons receive periodic updates and annual training, as appropriate, regarding the requirements of the Code.

Key Compliance Procedures

The Funds’ Board of Trustees, the Adviser, Sub-Adviser, and Principal Underwriter have adopted a code of ethics pursuant to Rule 17j-1. Annually, each entity provides a written report to the Board that describes any material violations of their code of ethics during the previous year. The report also certifies that each entity has adopted procedures reasonably necessary to prevent Access Persons from violating their codes of ethics.

Sub-Adviser Codes of Ethics

To the extent that a sub-adviser is used for a Fund, HIMCO Compliance will review the code of ethics of the sub-adviser and obtain reporting on a quarterly basis concerning the sub-adviser’s compliance with its code. HIMCO Compliance will also request and receive the annual certifications from the sub-adviser, which are then provided to the Board.

Key Compliance Oversight

Reports to CCO

The Funds’ CCO is promptly notified of any material violations of the Code.

Reports to Board of Trustees

The Board is apprised of material violations of the Code, the Adviser’s code of ethics, the Principal Underwriter’s Code of Ethics and any sub-adviser’s code of ethics in the quarterly compliance report to the Board. At least annually, the Board approves the Code, the Adviser’s code of ethics, the Principal Underwriter’s Code of Ethics and any sub-adviser’s code of ethics and all material changes to the respective codes of ethics.  Annually, the Board is provided a written report that describes any material violations of the Code, the Adviser’s code of ethics, the Principal Underwriter’s Code of Ethics and any sub-adviser’s code of ethics during the previous year, and certifies that the applicable entities have adopted procedures reasonably necessary to prevent Access Persons from violating the respective codes of ethics.

Compliance Oversight Objectives

The objective of this policy is to verify that the Funds have in place a Code which satisfies Rule 17j-1.

Primary Responsibility

HIMCO Compliance monitors and implements controls applicable to the Funds’ Code of Ethics. It is also responsible to oversee the Adviser’s code of ethics and each sub-adviser’s compliance with its applicable code and to report material violations to the Funds’ Board.

Adopted:  June 16, 2014